                                                                 EXHIBIT (c)(11)

                    2004 BUDGET FOR PARTNERSHIP PROPERTIES OF
                    AMERICAN RETIREMENT VILLAS PROPERTIES II,
              A CALIFORNIA LIMITED PARTNERSHIP (THE "PARTNERSHIP")

         ARV Assisted Living, Inc., as the general partner of the Partnership ("ARV"), prepares internal annual operating budgets for the Partnership's properties which are used by management as performance targets for the purposes of determining incentive compensation for employees. These budgets do not represent management's expectations as to the future operating results of the Partnership and were not used in determining the offer price that ARVP II Acquisition, L.P. will pay to the holders of outstanding limited partnership units of the Partnership (the "Units"). The annual budget set forth below for the 2004 fiscal year (the "2004 Budget") was finalized in January 2004.

   Partnership Property           Net Operating Income
   --------------------           --------------------
Retirement Inn of Burlingame           $  479,829
Retirement Inn of Campbell                532,026
Retirement Inn of Daly City               527,168
Retirement Inn of Fremont                 257,966
Retirement Inn of Fullerton               124,780
Montego Heights Lodge                     996,701
Retirement Inn of Sunnyvale             1,178,036
Valley View Lodge                       2,383,152
Covina Villa                               62,684
Inn at Willow Glen                        581,854
                                       ----------
         TOTAL                         $7,124,198
                                       ==========


         ARV based its 2004 Budget on targeted property net operating income for the 2004 fiscal year, which it defined as direct property operating revenue, less operating expenses, management fees and capital expense charges. ARV defined direct property operating revenue as total revenues, less non-operating income items, such as certain interest income and Partnership transfer fees. ARV defined operating expenses as all expenses directly incurred by the Partnership properties, except Partnership administrative fees, interest expense, depreciation and amortization.

         The 2004 Budget was not prepared in accordance with generally accepted accounting principles, or with a view to compliance with the published guidelines of the Securities and Exchange Commission or the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of the data than as shown above. The 2004 Budget has not been examined, reviewed or compiled by the Partnership's independent auditors, and accordingly they have not expressed an opinion or any other assurance regarding such materials.

         THE FORECASTED INFORMATION ABOVE IS PROVIDED SOLELY BECAUSE

SUCH INFORMATION WAS PREPARED BY ARV PRIOR TO THE COMMENCEMENT OF THE OFFER TO PURCHASE THE UNITS. ACCORDINGLY, NONE OF ARV, THE PARTNERSHIP OR ANY OTHER PERSON IS MAKING ANY REPRESENTATION AS TO THE 2004 BUDGET AND NONE OF THEM ASSUMES ANY RESPONSIBILITY AS TO THE ACCURACY THEREOF. IN ADDITION, BECAUSE THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE 2004 BUDGET ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND ARE BEYOND THE CONTROL OF ARV AND THE PARTNERSHIP, THERE CAN BE NO ASSURANCE THAT RESULTS SET FORTH IN THE 2004 BUDGET WILL BE REALIZED. IT IS LIKELY THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE.